Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements of Andrea Electronics Corporation and Subsidiaries (the “Company”) on Form S-3 (333-69248, 333-51424, 33-83173, 333-61115), and Form S-8 (333-82738, 333-31946, 333-82375, 333-52129, 333-45421, 333-38609, 333-35687, 033-84092, 333-14385) of our report dated February 13, 2003, except for notes 18 and 9 which are dated February 23, 2004 and March 26, 2004, respectively on our audit of the consolidated financial statements of the Company as of December 31, 2003 and 2002 and for the years then ended which report is included in this Annual Report on Form 10-KSB.

/s/ Marcum and Kliegman LLP

Marcum and Kliegman LLP

Woodbury, New York

March 30, 2004